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                                                                   EXHIBIT 23.1

                       INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
MNB Bancshares, Inc.:

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-4 of Landmark Merger Company of our report, dated February 2, 2001, relating to the consolidated balance sheets of MNB Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of MNB Bancshares, Inc., as amended on Form 10-K/A, and to the reference to our Firm under the heading of "Experts" in the related prospectus.

/s/ KPMG LLP


Kansas City, Missouri
August 16, 2001